Exhibit 99.1

                 Golden Enterprises Announces Quarterly Results

     BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 5, 2007--Golden Enterprises, Inc.'s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable April 25, 2007 to stockholders of record on April 16, 2007.

     Golden Enterprises, Inc.'s basic and diluted income per share for the thirteen weeks ended March 2, 2007 was $.05 compared to $.04 for the thirteen weeks ended March 3, 2006 on net sales of $27,124,000 versus $26,819,759, an increase of 1% compared to 2006. Golden Flake continues to increase sales in existing markets and constantly seeks potential areas of sales revenue throughout the region as a whole.

     For the thirty-nine weeks ended March 2, 2007, basic and diluted income per share was $.05 per share compared to $.01, an increase of $.04 per share. Total net sales were $81,545,150 this year compared to $78,281,710 last year, an increase of 4%.

     Looking forward into the fourth quarter, we are optimistic about our prospects. High quality products, innovative packaging and processing technology, superior customer service and effective marketing help make Golden Flake a favorite brand of the South. The Company continues to face significant challenges in fuel and health care costs, but through our strategic initiatives in operations and health care education we will mitigate these rising costs. Management will utilize the strength of our brand as we seek to continue building market share in the snack food industry.

     The following is a summary of net sales and income information for the thirteen and thirty-nine weeks ended March 2, 2007, and the thirteen weeks and thirty-nine weeks ended March 3, 2006.


                     Thirteen     Thirteen   Thirty-Nine  Thirty-Nine
                   Weeks Ended  Weeks Ended  Weeks Ended  Weeks Ended
                    3/2/2007     3/3/2006     3/2/2007     3/3/2006
                   ------------ ------------ ------------ ------------
Net Sales          $27,124,000  $26,819,759  $81,545,150  $78,281,710

Income before
 taxes                 968,965      777,000      939,027      217,240
Income taxes           357,537      286,703      346,504       80,216
                   ------------ ------------ ------------ ------------

Net Income         $   611,428  $   490,297  $   592,523  $   137,024
                   ============ ============ ============ ============

Basic and diluted
 Income per share  $      0.05  $      0.04  $      0.05  $      0.01
                   ============ ============ ============ ============

Basic weighted
 shares
 outstanding        11,835,330   11,835,330   11,835,330   11,835,330
                   ============ ============ ============ ============

Diluted weighted
 shares
 outstanding        11,835,330   11,835,330   11,835,330   11,837,696
                   ============ ============ ============ ============


     This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


     CONTACT: Golden Enterprises, Inc., Birmingham
              Patty Townsend, 205-458-7132